UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 16, 2009

XERTECH INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53123	90-0347683
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

1956 Palma Drive, Suite J, Ventura, CA 93003

(Address of principal executive offices) (zip code)

(805) 477-0202

(Registrant's telephone number, including area code)

Copies to:

Gregory Sichenzia, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, New York 10006

Phone: (212) 930-9700

Fax: (212) 930-9725

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On July 16, 2009, Sportwall International Inc. (“Sportwall”), a subsidiary of XerTech Inc. (the “Company”), entered into a Settlement Agreement and Mutual Release (the “Settlement Agreement”) with Cobalt Flux Inc. (“Cobalt”). Pursuant to the Settlement Agreement, Sportwall and Cobalt agreed to a final, complete and binding settlement of all disputes between them and release of claims of every nature and kind arising out of the subject matters of the lawsuit filed by Sportwall against Cobalt in the Superior Court, State of California, for the County of Santa Barbara (Case No. 1301757) and the lawsuit filed by Cobalt against Sportwall in the United States District Court, Central Division of Utah, (Case No. CV00625).

Pursuant to the terms of the Settlement Agreement, Sportwall agreed to pay Cobalt $209,000 for product previously delivered and sold. Payments are to be made at a rate of $10,000 each month, starting October 16, 2009 with a final payment of $9,000 on June 16, 2011. The parties also agreed to enter into a Stipulation for Entry of Judgment in the amount of the unpaid balance if installment payments are not made.

The Company had accrued against Cost of Goods Sold an amount it believed to be reasonable to cover this contingent liability. The Company will make the appropriate adjustment, reducing its Cost of Goods Sold, to reflect the settlement.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XERTECH INC.

Dated: July 22, 2009	By /s/ Catherine Lamberti
Name: Catherine Lamberti

Title: Chief Executive Officer